                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)



FILED BY THE REGISTRANT /X/          FILED BY A PARTY OTHER THAN THE REGISTRANT
                                      / /

--------------------------------------------------------------------------------
Check the appropriate box:

/ / Preliminary Proxy Statement



/X/ Definitive Proxy Statement


/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-111(c) or Rule 14a-12

/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            WANG LABORATORIES, INC.

                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:


/X/ Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:
--------------------------------------------------------------------------------

                            WANG LABORATORIES, INC.
                           600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                         ON TUESDAY, NOVEMBER 26, 1996

     The Annual Meeting of Stockholders of Wang Laboratories, Inc. (the "Company") will be held at The Sheraton Boston Hotel & Towers, 39 Dalton Street, Boston, Massachusetts on Tuesday, November 26, 1996 at 10:00 a.m., local time, to consider and act upon the following matters:

     1. To elect three Class III Directors, each to serve for a three-year term.


     2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.



     3. To transact such other business as may properly come before the meeting or any adjournment thereof.


     Stockholders of record at the close of business on October 1, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          ALBERT A. NOTINI, Secretary

Billerica, Massachusetts

October 30, 1996


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                            WANG LABORATORIES, INC.
                           600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821

                                PROXY STATEMENT

          FOR THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 26, 1996

                                  INTRODUCTION

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Wang Laboratories, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on November 26, 1996, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.


     The Company's Annual Report for the fiscal year ended June 30, 1996 ("Fiscal 1996") was mailed to stockholders, along with these proxy materials, on or about October 30, 1996.


QUORUM REQUIREMENT


     At the close of business on October 1, 1996, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 36,520,336 shares of Common Stock of the Company, 2,875,000 Depositary Shares (the "Depositary Shares") each representing one one-twentieth (1/20) of a share (or a total of 143,750 shares) of 6 1/2% Series B Cumulative Convertible Preferred Stock of the Company ("6 1/2% Preferred Stock") and 90,000 shares of 4 1/2% Series A Cumulative Convertible Preferred Stock ("4 1/2% Preferred Stock"), constituting all of the outstanding voting stock of the Company. This total excludes approximately 2,840,439 shares of Common Stock held for distribution to creditors by the distribution agent under the Company's reorganization plan dated September 20, 1993 (the "Reorganization Plan") under Chapter 11 of the U.S. Bankruptcy Code, as the Reorganization Plan provides that these shares may not be voted by any party and shall not be considered outstanding for voting purposes until distributed pursuant to the Reorganization Plan. Holders of Common Stock, the 6 1/2% Preferred Stock and the 4 1/2% Preferred Stock are entitled to one vote per share. Each holder of Depositary Shares is entitled to exercise the voting rights relating to the number of shares of 6 1/2% Preferred Stock represented by such Depositary Shares.


     The holders of a majority of the votes represented by the shares of Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

VOTES REQUIRED


     The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of the Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock is required for the election of Directors. The affirmative vote of the holders of shares representing a majority of votes represented by the shares of Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock present and entitled to vote at the meeting on the matter is required for the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.


     Shares which abstain from voting as to a particular matter will not be counted as votes in favor of such matter, but will be counted as shares represented and entitled to vote on such matter. Accordingly, an abstention from voting on a matter has the same effect as a vote against the matter (except with respect to the election of directors as to which abstentions have no effect). Shares held in street name by brokers and nominees who indicate on their proxy that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter and also will not be counted as shares represented and entitled to vote on such matter. Accordingly, a "broker non-vote" on a matter that requires the affirmative vote of the holders of shares representing a certain percentage of votes represented by the shares present and entitled to vote on a matter, such as the election of directors and the ratification of independent accountants, has no effect on the voting on such matter.

BENEFICIAL OWNERSHIP OF VOTING STOCK

     The following table sets forth the beneficial ownership of the Company's Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock as of September 30, 1996 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of either the common or preferred class of the Company's stock, (ii) by each Director and nominee for Director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below (the "Named Executives"), and
(iv) by all current Directors and executive officers as a group.


                                                                      6 1/2% PREFERRED STOCK         4 1/2% PREFERRED STOCK
                                            COMMON STOCK           ----------------------------   -----------------------------
                                    ----------------------------                 PERCENTAGE OF                   PERCENTAGE OF
                                     NUMBER OF     PERCENTAGE OF    NUMBER OF     OUTSTANDING      NUMBER OF      OUTSTANDING
                                       SHARES       OUTSTANDING      SHARES          6 1/2%          SHARES          4 1/2%
                                    BENEFICIALLY      COMMON       BENEFICIALLY    PREFERRED      BENEFICIALLY     PREFERRED
         BENEFICIAL OWNER             OWNED(1)       STOCK(2)      OWNED(1)(3)      STOCK(3)        OWNED(1)         STOCK
----------------------------------  ------------   -------------   -----------   --------------   ------------   --------------
5% Stockholders
FMR Corp.(4)......................    4,861,706     13.3%             16,980          11.8%              --             --
  Fidelity Investments
  82 Devonshire Street
  Boston, MA 02109
Chase Manhattan Bank, N.A.........           --       --              19,830          13.8               --             --
  One Chase Manhattan Plaza
  New York, NY 10081
Bankers Trust Company.............           --       --              17,315          12.0               --             --
  c/o BT Services Tennessee, Inc.
  Pension Trust Services
  648 Grassmare Park Drive
  Nashville, TN 37211
SSB -- Custodian..................           --       --              14,765          10.0               --             --
  Quincy Securities Processing
  Boston, MA 02105
Bank of New York..................           --       --              12,500           8.7               --             --
  925 Patterson Plank Road
  Secaucus, NJ 07094
Boston Safe Deposit & Trust Co....           --       --              12,415           8.6               --             --
  c/o Mellon Bank N.A.
  Three Mellon Bank Center
  Pittsburgh, PA 15259
Directors/Nominees
David A. Boucher(5)...............       11,120       *                   --            --               --             --
Michael W. Brown(6)...............           --       --                  --            --           90,000            100%
Marcia J. Hooper(7)...............        2,210       *                   --            --               --             --
Joseph J. Kroger(8)...............        3,710       *                   --            --               --             --
Raymond C. Kurzweil(7)............        2,210       *                   --            --               --             --
Axel J. Leblois(7)................        2,210       *                   --            --               --             --
Paul E. Tsongas(9)................       10,124       *                   --            --               --             --
Joseph M. Tucci(10)...............      401,222      1.0                  --            --               --             --
Frederick A. Wang(11).............       62,486       *                   --            --               --             --
Other Named Executives
Donald P. Casey (12)..............      216,852       *                   --            --               --             --
Franklyn A. Caine (13)............      278,843       *                   --            --               --             --
William P. Ferry (14).............      111,580       *                   --            --               --             --
Jeremiah J.J. van Vuuren(15)......      112,990       *                   --            --               --             --
All Directors, nominees for
  Director and executive officers
  as a group (13 persons)(16).....    1,213,347      3.2                  --            --           90,000            100%


---------------
 * Less than 1%

 (1) Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. In accordance with Securities and Exchange Commission rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options or warrants held by him or her that are currently exercisable or exercisable within 60 days after

     September 30, 1996; and any reference in these footnotes to options or warrants refers only to such options or warrants.


 (2) Number of shares deemed outstanding includes 36,520,336 shares outstanding as of September 30, 1996, plus any shares subject to outstanding stock options or warrants held by the person or entity in question.


 (3) Represents the number of shares of 6 1/2% Preferred Stock deemed beneficially owned and outstanding as represented by Depositary Shares as of September 30, 1996.

 (4) Includes 4,647,886 shares of Common Stock and 16,550 shares of 6 1/2% Preferred Stock beneficially owned by Fidelity Management and Research Company as result of its serving as investment advisor to various investment companies; and 213,758 shares of Common Stock, 16,550 shares of 6 1/2% Preferred Stock and 62 shares of Common Stock subject to outstanding stock warrants beneficially owned by Fidelity Management Trust Company as a result of its serving as trustee or managing agent for various private investment accounts. The number of shares of 6 1/2% Preferred Stock reported as being beneficially owned by FMR, Corp. may also be included in the number of shares reported as being beneficially owned by one or more of the entities identified in the table as holders of 5% or more of the Company's 6 1/2% Preferred Stock. Based upon information provided to the Company by the stockholder as of July 31, 1996.

 (5) Consists of 11,120 shares subject to outstanding stock options.

 (6) Consists of 90,000 shares of 4 1/2% Preferred Stock held by Microsoft Corporation of which Mr. Brown is Chief Financial Officer and as to which shares Mr. Brown disclaims beneficial ownership.

 (7) Consists of 2,210 shares subject to outstanding stock options.

 (8) Includes 2,210 shares subject to outstanding stock options.

 (9) Consists of 10,120 shares subject to outstanding stock options and 4 shares subject to outstanding stock warrants.

(10) Includes 360,960 shares subject to outstanding stock options and 2,500 shares subject to outstanding stock warrants.

(11) Consists of 11,120 shares subject to outstanding stock options and 51,366 shares subject to outstanding stock warrants.

(12) Includes 203,640 shares subject to outstanding stock options and 6,833 shares subject to outstanding stock warrants.

(13) Consists of 278,760 shares subject to outstanding stock options and 83 shares subject to outstanding stock warrants.

(14) Includes 110,330 shares subject to outstanding stock options and 1,250 shares subject to outstanding stock warrants.

(15) Includes 112,940 shares subject to outstanding stock options.

(16) Includes 1,205,620 shares subject to outstanding stock options and 61,953 shares subject to outstanding stock warrants.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I Directors, whose terms expire at the Annual Meeting of Stockholders for Fiscal 1997, three Class II Directors, whose terms expire at the Annual Meeting of Stockholders for Fiscal 1998, and three Class III Directors, whose terms expire at this Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect David A. Boucher, Michael W. Brown and Axel J. Leblois as Class III Directors, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Messrs. Boucher, Brown and Leblois are currently Class III Directors of the Company. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

DIRECTORS OF THE COMPANY

     Set forth below are the names and certain information with respect to each Director of the Company, including the three nominees for Class III Directors.

Class III Directors (nominated for terms expiring at the Annual Meeting for Fiscal 1999):

DAVID A. BOUCHER DIRECTOR SINCE OCTOBER 1993; AGE 46

     Mr. Boucher has been Managing Director and General Partner of Applied Technology, a venture capital firm specializing in early-stage information industry companies since January 1993. From September 1992 to June 1994 he was President and Chief Executive Officer of Ticker Research, Inc., a development stage medical technology company engaged in research in nuclear magnetic resonance imaging. From 1981 to 1991 Mr. Boucher was President and Chief Executive Officer of Interleaf, Inc., a software company. He is currently Chairman of the Board of Directors of Interleaf, Inc. and a director of Reflection Technology, Inc., Market Knowledge, Inc., Pervasive Software, Inc., XTRA On-line, Inc. and Human Code, Inc.

MICHAEL W. BROWN DIRECTOR SINCE APRIL 1996; AGE 50

     Mr. Brown is currently Chief Financial Officer of Microsoft Corporation, a computer software corporation. He joined Microsoft in 1989 as treasurer and was appointed to Chief Financial Officer in 1994. Prior to joining Microsoft, Mr. Brown was a managing partner of Deloitte & Touche LLP, a public accounting firm. Mr. Brown is currently a director of The Nasdaq Stock Market.

AXEL J. LEBLOIS DIRECTOR SINCE JANUARY 1995; AGE 48

     Mr. Leblois has been Chairman of World Times, Inc., a publishing firm since 1995. From 1991 to 1995 he was President and Chief Executive Officer of Bull HN Information Systems, Inc., a worldwide information technology company providing integrated computer services and solutions. From 1983 to 1991 Mr. Leblois held various positions with International Data Group, a worldwide supplier of information technology, including Vice Chairman of the Executive Committee, and Chairman and Chief Executive Officer of its affiliate, International Data Corporation.

Class II Directors (holding terms expiring at the Annual Meeting for Fiscal
1998):

MARCIA J. HOOPER DIRECTOR SINCE NOVEMBER 1995; AGE 42

     Ms. Hooper is currently a Vice President of Advent International Corporation, an international venture management company. From 1994 through April 1996 she served as General Partner of Viking Capital Limited Partnership, a venture capital firm. From January through July 1994 she served as President of Claybrook Capital. From 1985 to 1993 Ms. Hooper served as a General Partner of three venture capital funds of Ampersand Ventures. She is a director of PolyMedica Industries, Inc.

JOSEPH J. KROGER DIRECTOR SINCE JUNE 1995; AGE 62

     Mr. Kroger is a private business consultant. From 1990 until 1993 he served as President and Chief Executive Officer of Decision Data Corporation, a computer services company. He is currently a director of Astea International Corp.

PAUL E. TSONGAS DIRECTOR SINCE JANUARY 1985; AGE 55


     Mr. Tsongas is a partner in the Boston law firm of Foley, Hoag & Eliot. He was of counsel with that firm from 1989 through 1991, and previously had been a partner until 1989. He is a director of Thermo Fibertek Corporation, Boston Edison Company and Thermo Power, Inc.


Class I Directors (holding office for term expiring at the Annual Meeting for Fiscal 1997):

JOSEPH M. TUCCI DIRECTOR SINCE OCTOBER 1993; AGE 49

     Mr. Tucci joined the Company in August 1990 as Executive Vice President, Operations, was elected President and Chief Executive Officer in January 1993, and Chairman of the Board and Chief Executive Officer in October 1993. Previously, he had served as an executive with Unisys Corporation, a computer company, from 1983 to August 1990, most recently as President, U.S. Information Systems.

RAYMOND C. KURZWEIL DIRECTOR SINCE OCTOBER 1993; AGE 48

     Mr. Kurzweil is founder, Chief Technology Officer and Director of Kurzweil Applied Intelligence, Inc., a speech recognition technology company. He was the principal developer of the first omni-font optical character recognition technology in 1976, the first print-to-speech reading machine for the blind in 1976, and the first commercially-marketed large vocabulary speech recognition technology in 1987.

FREDERICK A. WANG DIRECTOR SINCE OCTOBER 1981; AGE 46

     Mr. Wang is President and Chief Executive Officer of Archive Technologies Corporation, Inc., a start-up company collecting and providing access to multi-vendor technology specifications and information to the designers, installers, systems integrators and maintainers of integrated data, telephone and video communication systems. Prior to 1996, Mr. Wang served as President of the Company from 1986 to 1989 and Chief Operating Officer from 1987 to 1989. He had been employed by the Company from 1972 to 1989 and had also served as Treasurer, Chief Development Officer and Executive Vice President of Manufacturing.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Finance and Audit Committee of the Board of Directors, which reviews the finances and cash position, financing arrangements and financing strategies of the Company, recommends the engagement of the Company's independent auditors, reviews the arrangements for the scope of the annual audit, reviews the activities and recommendations of the Company's internal audit group, reviews comments made by the independent auditors with respect to internal controls and the consideration given or the corrective action taken by management, and reviews internal accounting procedures and controls with the Company's finance and accounting staff. The members of the Finance and Audit Committee are David A. Boucher (Chairman), Marcia J. Hooper and Frederick A. Wang and, with respect to financial but not audit matters, Joseph M. Tucci. The Finance and Audit Committee met seven times during Fiscal 1996.

     The Company has a standing Organization, Compensation and Nominating Committee of the Board of Directors, which reviews proposals by management and approves compensation, bonuses, benefits, stock options and grants under plans for Directors, corporate officers and certain other officers. This Committee also oversees administration of the Company's incentive plans as they affect officers, Directors and certain key employees, and advises the Board on management resources and organization, executive selection and development and succession planning. This Committee also recommends to the Board of Directors nominees to be acted upon at stockholder meetings, and reviews the qualifications of, and makes recommendations to the Board concerning, candidates to fill Board vacancies that may occur during the year. The Committee is also responsible for overseeing Company policies on issues of public significance, including environmental matters and health and safety matters. Currently, the members of the Organization, Compensation and Nominating Committee are Paul E. Tsongas (Chairman), Joseph J. Kroger and Frederick A. Wang. The Organization, Compensation and Nominating Committee met seven times during Fiscal 1996.

     The Company has a standing Strategy and Technology Committee of the Board of Directors, which addresses the Company's patent and intellectual property strategy, as well as technology acquisitions and long-term plans. The members of the Strategy and Technology Committee are Raymond C. Kurzweil (Chairman), David
A. Boucher, Marcia J. Hooper, Joseph J. Kroger, Axel J. Leblois and Joseph M. Tucci. The Strategy and Technology Committee met three times during Fiscal 1996.

     The Board of Directors met nine times during Fiscal 1996. Each Director attended at least 75% of the meetings of the Board and the committees on which he or she then served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Frederick A. Wang currently serves on the Company's Organization, Compensation and Nominating Committee. Mr. Wang served as President of the Company from 1986 to 1989 and Chief Operating Officer from 1987 to 1989. He had been employed by the Company since 1972 and had also served as Treasurer, Chief Development Officer and Executive Vice President of Manufacturing.

COMPENSATION OF DIRECTORS

     The director who is employed by the Company is not paid Director fees. Directors who are not employed by the Company, except for Michael W. Brown, receive an annual fee of $20,000 plus a fee of $1,000 for each meeting attended. The members of each Committee receive an annual fee of $1,500, plus a fee of $1,000 for each Committee meeting attended. Mr. Brown waived all directors fees and option grants pursuant to the policies of Microsoft Corporation.

     In September 1995 under the Company's 1995 Director Stock Option Plan, each of the then current directors of the Company, other than Mr. Tucci, received an option to purchase 6,500 shares of Common Stock. These options have an exercise price of $18.05 per share and become exercisable as to 34%, 33% and 33% of the shares covered thereby on September 30, 1996, September 30, 1997 and September 30, 1998 provided the optionee continues to serve as a director of the Company. Following her election to the Board of Directors in November 1995, Ms. Hooper received an option to purchase 6,500 shares of Common Stock. Ms. Hooper's option has an exercise price of $16.20 per share and becomes exercisable as to 34%, 33% and

33% of the shares covered thereby on November 21, 1996, November 21, 1997 and November 21, 1998 provided she continues to serve as a director of the Company.

     Raymond C. Kurzweil had been retained as a technical advisor by the Official Committee of Unsecured Creditors in the Company's Chapter 11 proceeding and, in that capacity, had reviewed the technology and intellectual property of the Company. Through this review the Company's patent portfolio was identified as one of the Company's important assets. After joining the Company's Board of Directors in October 1993, Mr. Kurzweil agreed to continue his work with the Company's patent portfolio and entered into a technical consulting agreement with the Company effective October 1993. This agreement currently provides for compensation at the rate of $375.00 per hour, not to exceed an average of $15,000 per month, plus the reimbursement of expenses. The agreement was approved by the Board of Directors and is subject to the Board's periodic review. The agreement is terminable upon 30 days notice by either party.

     In July 1994, the Board of Directors adopted a policy prohibiting non-employee Directors from receiving compensation from the Company other than in their capacity as Directors, absent extraordinary circumstances. The Board has determined that extraordinary circumstances warrant the continuation of the arrangement with Mr. Kurzweil upon the terms described above.

EXECUTIVE COMPENSATION

Summary Compensation

     The following Summary Compensation Table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during Fiscal 1996 (the "Named Executives").

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                                                SECURITIES      ALL OTHER
                                          FISCAL    ANNUAL COMPENSATION(1)      UNDERLYING     COMPENSATION
     NAME AND PRINCIPAL POSITION           YEAR     SALARY($)     BONUS($)     OPTIONS(#)(2)       ($)
--------------------------------------    ------    ---------     --------     ------------    ------------
Joseph M. Tucci.......................    1996       551,250      400,000(3)      148,500       49,773(4)
  Chairman of the Board and               1995       510,000      360,000         190,000          83,421
  Chief Executive Officer                 1994       350,000      298,000         200,000         511,174
Donald P. Casey.......................    1996       350,000      178,834(5)       87,750       35,476(6)
  President and Chief Technology          1995       350,000      160,000         125,000          94,838
  Officer                                 1994       350,000      277,000         200,000         485,940
Franklyn A. Caine.....................    1996       325,000(9)   198,000(7)       81,000       30,885(8)
  Executive Vice President and Chief      1995       285,625      185,000         300,000          14,177
  Financial Officer
William P. Ferry......................    1996       296,667      200,000(10)      74,250      19,530(11)
  Senior Vice President, and              1995       275,625      162,000          50,000          32,962
  President, Customer Service             1994       250,000      176,600          60,000          49,685
  Business
Jeremiah J.J. van Vuuren(12)..........    1996       263,075(15)  210,000(13)      87,750      34,265(14)
  Senior Vice President, and              1995       273,105      172,000          65,000          30,429
  President, Wang International           1994       214,063      128,438          75,000          19,086

---------------
 (1) Other compensation in the form of perquisites and other personal benefits has been omitted, in accordance with the rules of the Securities and Exchange Commission, as the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer in each fiscal year covered.

 (2) Includes long-term incentive options granted under the Company's Employees' Stock Incentive Plan.

 (3) Fiscal 1996 bonus consists of $400,000 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $360,000 paid under the Company's executive bonus program. Fiscal 1994 bonus consists of $231,000 paid under the Company's executive bonus program and $67,000 paid in accordance with the requirements of Mr. Tucci's employment agreement.

 (4) All other compensation for Fiscal 1996 consists of (i) $33,900 in contributions by the Company under its retirement savings plans, (ii) $8,402 in premiums paid by the Company on a group term life insurance life insurance policy for the benefit of Mr. Tucci, and (iii) $7,471 consisting of imputed income as a result of the 3% promissory note from Mr. Tucci. All other compensation for Fiscal 1995 consists of (i) $21,373 in contributions by the Company under its retirement savings plans, (ii) $5,226 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Tucci, (iii) $17,122 consisting of imputed income as a result of the 3% promissory note from Mr. Tucci to the Company, and (iv) $39,700, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the shares of Common Stock and warrants issued to Mr. Tucci in December 1994. All other compensation for Fiscal 1994 consists of (i) $15,479 in contributions by the Company under its retirement savings plans, (ii) $3,048 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Tucci, (iii) $400,000, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the 54,422 shares of Common Stock issued to Mr. Tucci in December 1993 in accordance with the requirements of his employment agreement, and (iv) $90,647 in Common Stock and a $2,000 cash payment received as a creditor of the Company (as a result of the Company's rejection in its Chapter 11 proceeding of his pre-Chapter 11 employment agreement) under the terms of the Reorganization Plan.

 (5) Fiscal 1996 bonus consists of $178,834 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $160,000 paid under the Company's executive bonus program. Fiscal 1994 bonus consists of $210,000 paid under the Company's executive bonus program and $67,000 paid in accordance with the requirements of Mr. Casey's employment agreement.

 (6) All other compensation for Fiscal 1996 consists of (i) $21,612 in contributions by the Company under its retirement savings plans, (ii) $6,586 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Casey and (iii) $7,278 consisting of imputed income as a result of the 3% promissory note from Mr. Casey. All other compensation for Fiscal 1995 consists of (i) $19,355 in contributions by the Company under its retirement savings plans, (ii) $5,722 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Casey, (iii) $16,674 consisting of imputed income as a result of the 3% promissory note from Mr. Casey to the Company, and (iv) $53,087, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the shares of Common Stock and warrants issued to Mr. Casey in December 1994. All other compensation for Fiscal 1994 consists of (i) $10,012 in contributions by the Company under its retirement savings plans, (ii) $3,594 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Casey, (iii) $400,000, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the 54,422 shares of Common Stock issued to Mr. Casey in December 1993 in accordance with the requirements of his employment agreement, and (iv) $70,334 in Common Stock and a $2,000 cash payment received as a creditor of the Company (as a result of the Company's rejection in its Chapter 11 proceeding of his pre-Chapter 11 employment agreement) under the terms of the Reorganization Plan.

 (7) Fiscal 1996 bonus consists of $198,000 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $102,500 paid under the Company's executive bonus program and $82,500 paid in accordance with the requirements of Mr. Caine's employment agreement.

 (8) All other compensation for Fiscal 1996 consists of (i) $18,225 in contributions by the Company under its retirement savings plans, (ii) $6,367 in premiums paid by the Company to Mr. Caine in lieu of payments on a group term life insurance policy for the benefit of Mr. Caine and (iii) $6,293 in relocation costs. All other compensation for Fiscal 1995 consists of (i) $11,283 in contributions by the Company under its retirement savings plans and (ii) $2,894 in premiums paid by the Company to Mr. Caine in lieu of payments on a group term life insurance policy for the benefit of Mr. Caine.

 (9) Mr. Caine joined the Company on August 15, 1994 and, therefore, did not receive compensation for all of Fiscal 1995.

(10) Fiscal 1996 bonus consists of $200,000 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $162,000 paid under the Company's executive bonus program. Fiscal 1994 bonus consists of $110,000 paid under the Company's executive bonus program and $66,600 paid under the Company's Employee Retention Program.

(11) All other compensation for Fiscal 1996 consists of (i) $17,110 in contributions by the Company under its retirement savings plans and (ii) $2,420 in premiums paid by the Company on a group term life insurance life insurance policy for the benefit of Mr. Ferry. All other compensation for Fiscal 1995 consists of (i) $14,593 in contributions by the Company under its retirement savings plans, (ii) $2,099 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Ferry and
     (iii) $16,270, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the shares of Common Stock and warrants issued to Mr. Ferry in December 1994. All other compensation for Fiscal 1994 consists of (i) $7,614 in contributions by the Company under its retirement savings plans, (ii) $1,022 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Ferry and (iii) $41,049 in Common Stock received as a creditor of the Company (as a result of the Company's rejection in its Chapter 11 proceeding of his pre-Chapter 11 employment agreement) under the terms of the Reorganization Plan.

(12) All compensation paid to Mr. van Vuuren is reported in US Dollars although it is paid in UKL. The currency conversion rate used was $1.5475 per UKL, $1.6065 per UKL and $1.51103 per UKL for Fiscal 1996, 1995 and 1994,
     respectively. The conversion rates used were those rates published by Reuters New Service on the last day of June of each year.

(13) Fiscal 1996 bonus consists of $210,000 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $172,000 paid under the Company's executive bonus program. Fiscal 1994 bonus consists of $128,438 paid under the Company's executive bonus program.

(14) All other compensation for Fiscal 1996 consists of (i) $19,474 in contributions by the Company under its retirement savings plans, and (ii) $14,791 in premiums paid by the Company on a group term life insurance life insurance policy for the benefit of Mr. van Vuuren. All other compensation for Fiscal 1995 consists of (i) $18,343 in contributions by the Company under its retirement savings plans and (ii) $12,086 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. van Vuuren. All other compensation for Fiscal 1994 consists of (i) $10,703 in contributions by the Company under its retirement savings plans, and (ii) $8,383 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. van Vuuren.

(15) Mr. van Vuuren joined the Company on September 1, 1993 and, therefore, did not receive compensation for all of Fiscal 1994.

  Option Grants

     The following table sets forth certain information concerning grants of stock options during Fiscal 1996 to each of the Named Executives.

                                                                                                     POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                                       VALUE
                           ---------------------------------------------------------------------    AT ASSUMED ANNUAL RATES
                                                     PERCENT OF                                         OF STOCK PRICE
                                                        TOTAL                                       APPRECIATION FOR OPTION
                                 NUMBER OF         OPTIONS GRANTED                                         TERMS(2)
                           SECURITIES UNDERLYING    TO EMPLOYEES     EXERCISE PRICE   EXPIRATION  ---------------------------
           NAME             OPTIONS GRANTED(#)     IN FISCAL YEAR        ($)(1)          DATE         5%($)         10%($)
-------------------------- ---------------------   ---------------   --------------   ----------  -------------  ------------
Joseph M. Tucci...........         99,000(3)             5.5              15.00         9/27/05      933,909       2,366,708
                                   49,500(4)             2.7              15.00         9/27/05      466,954       1,183,354
Donald P. Casey...........         58,500(3)             3.2              15.00         9/27/05      551,855       1,398,509
                                   29,250(4)             1.6              15.00         9/27/05      275,928         699,255
Franklyn A. Caine.........         54,000(3)             3.0              15.00         9/27/05      509,405       1,290,931
                                   27,000(4)             1.5              15.00         9/27/05      254,702         645,466
William P. Ferry..........         49,500(3)             2.7              15.00         9/27/05      466,954       1,183,354
                                   24,750(4)             1.4              15.00         9/27/05      233,477         591,677
Jeremiah J.J. van
  Vuuren..................         58,500(3)             3.2              15.00         9/27/05      551,855       1,398,509
                                   29,250(4)             1.6              15.00         9/27/05      275,928         699,255

---------------
(1) The exercise price per share of each option is equal to the fair market value per share of Common Stock on the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised and the underlying shares are sold.

(3) Each option (i) became exercisable as to 34% of the underlying shares on September 27, 1996, and becomes exercisable as to 33% of the underlying shares on September 27, 1997 and as to 33% of the underlying shares on September 27, 1998 and (ii) generally terminates 30 days after the termination of the optionee's employment with the Company (but in no event after the expiration date).

(4) Each long-term incentive option (collectively, the "LTI Options") does not vest until the average daily closing price of the Company's Common Stock for twenty (20) consecutive days as reported in the Wall Street Journal is equal to or greater than $25.00 per share (the "Vesting Condition"). In the event that the Vesting Condition has not been satisfied, all LTI Options will vest in full five (5) years from the date of grant. In addition, the LTI Options are only exercisable from and after September 30, 1997, providing the Vesting Condition first has been satisfied.

  Option Exercises and Holdings

     The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executives on June
30, 1996.

                                                                        NUMBER OF SECURITIES
                                                                             UNDERLYING             VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                                                                        FISCAL YEAR END(#)(1)     AT FISCAL YEAR END($)(2)
                                  SHARES ACQUIRED        VALUE        -------------------------   -------------------------
              NAME                ON EXERCISE(#)    REALIZED(1)($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
--------------------------------- ---------------   ---------------   -------------------------   -------------------------
Joseph M. Tucci..................          --                  --          198,600/339,900          1,980,400/$2,182,538
Donald P. Casey..................     100,000          $1,690,000           76,500/236,250             678,725/1,657,556
Franklyn A. Caine................          --                  --          161,400/219,600           1,665,315/1,533,060
William P. Ferry.................          --                  --           57,200/127,050               578,055/738,664
Jeremiah J. J. van Vuuren........      15,300             168,683           46,850/155,400               434,419/914,850

---------------
(1) Based on the fair market value of the Common Stock on the date of exercise less the option exercise price.

(2) Based on the fair market value of the Common Stock on June 30, 1996 ($18.875), less the option exercise price.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     In March 1993, the Company entered into an employment agreement with Mr. Tucci. Mr. Tucci's agreement, as amended in April 1995, November 1995 and May 1996, extends indefinitely and provides for a base salary of $350,000 for Fiscal 1994, $510,000 for Fiscal 1995 and $555,000 thereafter, subject to further adjustment by the Board of Directors. The agreement provides for performance-based bonuses to be determined by the Board of Directors to be targeted at 60% of annual base salary at 100% of targeted performance and 80% of annual base salary at 120% of targeted performance. The agreement also provides for the payment of a severance benefit of up to three times Mr. Tucci's anticipated base salary and bonus, which would be payable under certain enumerated circumstances (including employment termination by the Company, an adverse change in job responsibilities, an adverse change in compensation, or the resignation of the executive following a significant relocation).

     In March 1993, the Company entered into an employment agreement with Mr. Casey. Mr. Casey's agreement, as amended in April 1995 and July 1996, extends through June 1998 and provides for an annual base salary of $350,000. The agreement provides for performance-based bonuses to be determined by the Board of Directors and targeted at 60% of annual base salary. Under his employment agreement Mr. Casey will receive severance compensation in an amount equal to 18 months of base salary plus bonus, with an amount equal to six months salary and bonus payable in a lump sum and the balance payable over a 12-month period, if Mr. Casey's employment is involuntarily terminated other than for cause or if Mr. Casey resigns under certain specified circumstances. Severance payments would be offset by the compensation Mr. Casey received from a new employer during such 12-month period.

     In June 1994, the Company entered into an employment agreement with Mr. Caine pursuant to which the Company agreed to employ him as Executive Vice President and Chief Financial Officer of the Company. Mr. Caine's agreement, as amended in November 1995 and May 16, 1996, extends through December 1998. Under the agreement, the Company agreed to pay Mr. Caine an annual base salary of $325,000. Mr. Caine is also eligible to participate in a yearly bonus plan targeted at 50% of annual base salary based upon on his performance against goals specified in the bonus plan. Under his employment agreement Mr. Caine will receive severance compensation in an amount equal to 18 months of base salary plus bonus, with an amount equal to six months salary and target bonus payable in a lump sum and the balance payable over a 12-month period, if Mr. Caine's employment is involuntarily terminated other than for cause or if Mr. Caine resigns under certain specified circumstances. Severance payments would be offset by the compensation Mr. Caine received from a new employer during such 12-month period.

     The Company entered into an employment agreement with Mr. Ferry in December 1993 pursuant to which the Company agreed to employ Mr. Ferry initially as a Senior Vice President and Officer of the Company. Mr. Ferry's agreement, as amended in November 1995, extends through December 1998. Under the terms of the agreement, Mr. Ferry's base salary for Fiscal 1996 was $300,000 and he was eligible to receive a target annual bonus of 50% of his annual base salary based upon his performance against goals specified in the bonus plan. Under his employment agreement Mr. Ferry will receive severance compensation equal to his base salary plus target bonus, payable over a 12-month period, if his employment is involuntarily terminated other than for cause, death or disability, or if he resigns under certain specified circumstances. Severance payments would be offset by the compensation he received from a new employer during such 12-month period.

     The Company entered into an employment agreement with Mr. van Vuuren in May 1993 pursuant to which the Company agreed to employ him as a Senior Vice President of the Company and General Manager of the Company's European Operations. Under the terms of the agreement, Mr. van Vuuren's base salary for Fiscal 1996 was $263,075. Mr. van Vuuren is also eligible to participate in a yearly bonus plan targeted at a percentage of his base salary depending on his performance against goals specified in the bonus plan. The agreement provides that, if he is dismissed for any reason, other than for a gross misconduct or violation of the Company's Employee Code of Conduct, Mr. van Vuuren will receive severance compensation in an amount equal to 15 months of base salary to be paid over a 15-month period.

     The Company is a party to contingent severance compensation agreements ("Severance Agreements") with twelve executive officers (including Messrs. Tucci, Casey, Caine, Ferry and van Vuuren) which would become operative following a "change in control" of the Company, as defined in the Severance Agreements. The Company believes that these agreements will better ensure the retention of those officers and enable them to devote their full attention and energies to the Company's business without the distractions that might arise in the circumstances addressed in the agreements. The Severance Agreements continue in effect while the executive is employed by the Company for a period of three years, automatically renew for additional one year terms and remain in effect for 36 months after the month in which a change in control occurs. If the executive's employment is terminated following a change in control, the executive would become entitled to various benefits under the Severance Agreement, including (in lieu of a payment under any other severance plan or agreement) a lump sum severance payment equal to 2.99 times the average annual compensation received by the executive for the two previous years, unless the executive's employment were terminated (i) because of death or disability, (ii) by the Company for cause, or (iii) by the executive without "good reason," as defined in the Severance Agreements.


     The Severance Agreements for each of Messrs. Tucci, Casey, Caine and Ferry provide that in the event the total payments to the executive under the agreement are subject in whole or in part to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay the executive an additional amount in the form of a gross-up payment such that the net amount retained by the executive after payment of the Excise Tax on the total payments and any federal, state and local income taxes on the gross-up payment equals the total payments the executive would have received absent the Excise Tax. The Severance Agreement for Mr. van Vuuren provides that the lump sum payment would be subject to reduction to the extent that any payment (whether under the Severance Agreement or otherwise) to Mr. van Vuuren was subject to the Excise Tax imposed under Section 4999 of the Code if such reduction would result in a greater after-tax payment to Mr. van Vuuren.

CERTAIN TRANSACTIONS

     On June 20, 1994, Messrs. Tucci and Casey recognized income, for tax purposes, in the amount of $777,624 and $757,112, respectively, as a result of their receipt of (i) 54,422 shares of Common Stock pursuant to the terms of the Reorganization Plan and their employment agreements and (ii) additional shares of Common Stock as part of the distribution to creditors under the Reorganization Plan. Messrs. Tucci and Casey incurred an estimated tax liability of $355,071 and $345,807, respectively, most of which was payable on June 21, 1994 under federal and Massachusetts income tax withholding rules. All of this income recognized by Messrs. Tucci and Casey was received by them in the form of Common Stock (rather than cash) and, due to federal securities law restrictions, Messrs. Tucci and Casey were restricted from selling any of such Common Stock in order to satisfy their tax liability. Accordingly, on June 21, 1994 the Company made a loan to Mr. Tucci in the amount of $355,071 and a loan to Mr. Casey in the amount of $345,807. Each of these loans (i) was scheduled to be paid in two equal principal installments (together with accrued interest) on June 21, 1995 and June 21, 1996, (ii) bears interest at an annual rate of 3.0% from and after December 1, 1994 (which date was chosen on the assumption that Messrs. Tucci and Casey would have an opportunity to sell some of their Common Stock by such date), (iii) was initially secured by a pledge of Common Stock of the Company (37,500 shares in the case of Mr. Tucci and 36,520 in the case of Mr. Casey) having a value as of the date of the loan of 133% of the loan amount, (iv) was originally scheduled to be repaid with the proceeds of any sale by Messrs. Tucci or Casey of the pledged shares and (v) is a non-recourse obligation of Messrs. Tucci and Casey.

     At the meeting of the Organization, Compensation and Nominating Committee on September 27, 1995, the Committee (i) reduced the number of shares of Common Stock subject to the pledge to 33,592 shares in the case of Mr. Tucci and 32,307 shares in the case of Mr. Casey which shares had a value as of September 27, 1995 of at least 133% of the loan amount, and (ii) modified the schedule for payments to be made by Messrs. Tucci and Casey under each of their respective promissory notes to four equal principal installments (together with accrued interest) on February 28, 1996, August 31, 1996, February 28, 1997 and June 30, 1997.


     At the meeting of the Organization, Compensation and Nominating Committee in February 1996, the Committee reviewed the repayment terms of Mr. Tucci's promissory note and Mr. Tucci's desire to repay the loan installment which matured in February 1996 through the sale of a portion of the Common Stock which is collateral for the obligation. The Company respectfully declined Mr. Tucci's offer on the grounds that the Company was engaged in the private placement of the 6 1/2% Preferred Stock, and according to the advice of its financial advisors, a sale of shares by Mr. Tucci at such time might have a negative impact on such placement. In recognition of its refusal to accept Mr. Tucci's offer of payment, the Committee at its meeting on April 24, 1996 reduced the collateral securing the payment on the loan that matured in February 1996 to the number of shares which, when valued at the closing price of the Company's Common Stock on February 27, 1996 ($23.875), would have been sufficient to make the February installment payment, including accrued interest, and agreed to permit Mr. Tucci to deliver such shares to the Company in satisfaction of such payment at the next "window period" (i.e. a period in which executives of the Company are not prohibited from buying or selling Company securities). With respect to future installment payments, in order to balance (i) the interests of the Company's stockholders by safeguarding the Company's ability to participate successfully in the equity markets in connection with any future acquisitions or financings and (ii) the rights of Mr. Tucci, the Committee agreed to review Mr. Tucci's repayment obligations on a payment by payment basis. The review of Mr. Tucci's August 1996 payment was deferred until such time as the Company had completed the acquisition of INET, Inc. In May 1996, Mr. Casey repaid his loan in full to the Company.


     Since April 1995, the Company and Microsoft Corporation ("Microsoft") have maintained a world-wide multi-year technical, service and marketing alliance pursuant to which the Company acts as Microsoft's preferred vendor of imaging and workflow systems and as an authorized provider of end-user support services for Microsoft products. Since April 1996, Michael
W. Brown, the Chief Financial Officer of Microsoft, has been a director of the Company.

     As part of the Reorganization Plan, the previous obligations of the Company to indemnify its former Directors, officers and employees pursuant to its corporate charter, by-laws and policy of providing employee indemnification, and applicable state law and agreements in respect of claims based on acts or omissions related to such persons' service with, for or on behalf of the Company have been retained and remain unaffected by the Chapter 11 case. Consequently, the Company is obliged to indemnify each current or former Director or executive officer in the various legal proceedings relating to the Company's predecessor Massachusetts corporation.

REPORT OF ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Organization, Compensation and Nominating Committee of the Board of Directors (the "Committee"), which was established in October 1993. The Committee is comprised entirely of non-employee Directors.

     The Committee seeks to achieve two broad goals in determining executive compensation and establishing executive compensation programs. First, the Committee seeks to compensate executives in a manner that enables the Company to attract and retain executives whose services are critical to the success of the Company. Second, the Committee seeks to provide incentive for, and reward, the attainment of objectives that inure to the benefit of the Company and its stockholders. The Company's Fiscal 1996 executive compensation consisted of three principal elements: salary, bonuses and stock option grants.

     In establishing base salaries for executive officers, the Committee considers the salaries of executives at other companies whose business and/or financial situation is similar to that of the Company, as well as the particular executive's level of achievement and responsibility and the historic salary levels of the executive. Many of the executive officers (including some of the Named Executives) of the Company are parties to employment agreements that fix the executive's annual base salary during the term of the agreement. The Committee believes that the execution of these employment agreements was necessary to help retain and motivate those key executives whose continued services are critical to the Company's future success. The Committee believes that the salary levels established for the executives are appropriate, based on the factors described above.

     The Committee's philosophy is to tie a significant portion of the compensation of executive officers to the attainment of corporate and individual goals, thus aligning the objectives and rewards of Company executives with those of the stockholders of the Company. For Fiscal 1996, bonuses paid to executives consisted of payments made under the Company's executive bonus program, which provided for the payment of bonuses to executives based on a combination of individual, business unit and corporate performance. Under this program, each executive was assigned a target bonus and a set of corporate, business unit and individual objectives. Each executive was paid a percentage of his target bonus based upon the degree to which established objectives were attained. The target bonus for the Company's executive officers ranged from 40% to 60% of the executive's base salary, and in some cases was established by the terms of the executive's employment agreement. In the case of each of Mr. Tucci and Mr. Caine, 20% of his bonus was based upon the attainment by the Company of its consolidated operating profit objective, 10% was based upon the attainment by the Company of its consolidated cashflow from operations objective, 10% was based upon the attainment by the Company of its worldwide software revenue objective, 10% was based upon the attainment by the Company of its worldwide client server services revenue objective, 10% was based upon the achievement of certain diversity goals and 40% was based upon the achievement of certain goals relating to individual performance and responsibility. In the case of Mr. Casey, 20% of his bonus was based upon the attainment by the Company of its consolidated operating profit objective, 10% was based upon the attainment by the Company of its consolidated cashflow from operations objective, 10% was based upon the attainment by the Company of its worldwide software revenue objective, 52.5% was based upon the achievement by his business unit of certain other financial performance objectives and 7.5% was based upon the attainment of certain goals relating to individual performance and responsibility. In the case of Mr. Ferry, 20% of his bonus was based upon the attainment by the Company of its consolidated operating profit objective, 10% was based upon the attainment by the Company of its consolidated cashflow from operations objective, 10% was based upon the attainment by the Company of its worldwide software revenue objective, 50% was based upon the achievement by his business unit of certain other financial performance objectives and 10% was based upon the attainment of certain goals relating to individual performance and responsibility. In the case of Mr. van Vuuren, 20% of his bonus was based upon the attainment by the Company of its consolidated operating profit objective, 10% was based upon the attainment by the Company of its consolidated cashflow from operations objective, 10% was based upon the attainment by the Company of its worldwide software revenue objective and 60% was based upon the achievement by his business unit of certain other financial performance objectives. The actual bonuses paid to the executive officers ranged from 74% to 144% of their target bonus. The $400,000 bonus paid to Mr. Tucci represented 120% of his target bonus.

     The Committee uses stock options as a significant element of the compensation package of the executive officers because they provide an incentive to executives to maximize stockholder value. Stock options reward the executives only to the extent that stockholders also benefit, and the vesting of the options (the options become exercisable in installments over a three-year period) serves as a means of retaining these executives. The size of stock option grants to executive officers depends upon a number of factors, including new hires of executives, the executive's contribution to the Company, the executives' current stock and option holdings and such other factors as the Committee deems relevant.

     Under Section 162(m) of the Code, certain executive compensation in excess of $1 million paid to the five most highly-paid executives of the Company is not deductible by the Company for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders of the Company. The Committee intends to structure the award of stock options to executive officers so that they comply with the performance-based requirements of Section 162(m), and may in the future decide to submit other executive compensation plans for stockholder approval.

ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE

Paul E. Tsongas, Chairman
Joseph J. Kroger
Frederick A. Wang

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company from December 16, 1993 (the date the Common Stock of the reorganized Company commenced public trading) through June 30, 1996 with the cumulative total return during this period of (i) Standard & Poor's 500 Composite Index and (ii) the High Technology Composite Index. This graph assumes the investment of $100 on December 16, 1993 in the Company's Common Stock, the Standard & Poor's 500 Composite Index and the High Technology Composite Index and assumes dividends are reinvested.

                            WANG LABORATORIES, INC.
                            Stock Performance Graph

                                     Wang
      Measurement Period         Laboratories,      S&P 500         Hi Tech
    (Fiscal Year Covered)            Inc.          Composite       Composite
    ---------------------        -------------     ---------       ---------
12/16/93....................        100             100             100
 6/28/96....................        124.79          144.74          183.53

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


     The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Ernst & Young LLP has served as the independent auditors for the Company (or its predecessor Massachusetts corporation) since 1980. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

MATTERS TO BE CONSIDERED AT THE MEETING

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Stockholders should be aware that the Company's By-laws (a copy of which is available upon request to the Secretary of the Company) contain provisions requiring certain advance notice from a stockholder who wishes to bring business before the Annual Meeting.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Kissel-Blake Inc. has been engaged by the Company to solicit proxies on behalf of the Company. For these services, the Company will pay Kissel-Blake a fee of $5,000.00 plus reimbursement of out-of-pocket expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

STOCKHOLDER PROPOSALS


     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders for Fiscal 1997 must be received by the Company at its principal office not later than July 2, 1997 for inclusion in the proxy statement for that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of reports filed by "reporting persons" of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), the Company believes that during Fiscal 1996 all filings required to be made by reporting persons were timely made in accordance with the requirements of Section 16(a).

                                          By Order of the Board of Directors,

                                          ALBERT A. NOTINI,
                                          Secretary


October 30, 1996


     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                            WANG LABORATORIES, INC.
              ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 26, 1996

     The undersigned, having received notice of the meeting and management's proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Albert A. Notini and John A. Burgess, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of Wang Laboratories, Inc. (the "Company") to be held on Tuesday, November 26, 1996 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of capital stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

     Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

     IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

1. To elect the following individuals as Class III Directors:


   DAVID A. BOUCHER         [ ] FOR           [ ] WITHHOLD AUTHORITY

   MICHAEL W. BROWN         [ ] FOR           [ ] WITHHOLD AUTHORITY

   AXEL J. LEBLOIS          [ ] FOR           [ ] WITHHOLD AUTHORITY


                           (Continued on other side)

                          (Continued from other side)


2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1997.


     [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                          DATED: , 1996

                                          --------------------------------------
                                                       SIGNATURE(S)

                                          PLEASE SIGN NAME(S) EXACTLY AS
                                          APPEARING HEREON. WHEN SIGNING AS
                                          ATTORNEY, EXECUTOR, ADMINISTRATOR OR
                                          OTHER FIDUCIARY, PLEASE GIVE YOUR FULL
                                          TITLE AS SUCH. JOINT OWNERS SHOULD
                                          EACH SIGN PERSONALLY. IF A
                                          CORPORATION, SIGN IN FULL CORPORATE
                                          NAME, BY AUTHORIZED OFFICER. IF A
                                          PARTNERSHIP, PLEASE SIGN IN
                                          PARTNERSHIP NAME, BY AUTHORIZED
                                          PERSON.